Exhibit 99.1

ProPetro Revises Agreements with AFGlobal; Announces Initial Customers for Three DuraStim®(1) Fleets

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ProPetro Revises Previous Agreements with AFGlobal and Agrees to Purchase One Additional DuraStim® Fleet in 2019 in addition to Two Previously Announced, has Option to Purchase Up to Three Additional Fleets through End of 2020

•	Announces that XTO Energy Inc. and Diamondback Energy are Expected to Deploy First Electrically Powered DuraStim® Hydraulic Fracturing Fleets in Permian Basin

•	Announces Purchase of First Two TM2500 Gas Turbines to Power DuraStim® Fleets from Baker Hughes, a GE company

•	Technology Expected to Significantly Reduce Costs and Create New Safety and Environmental Advantages for ProPetro Customers ____
(1) DuraStim® is a registered trademark of AFGlobal Corporation (“AFGlobal”)

MIDLAND, Texas, June 28, 2019 – ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced that it has entered into revised agreements with AFGlobal under which it will acquire one additional electrically powered DuraStim® fleet in 2019 in addition to the two fleets previously announced. The Company has also secured an option to purchase up to three additional fleets that will be exercisable through the end of 2020.
The Company also announced that XTO Energy Inc., a subsidiary of ExxonMobil, and Diamondback Energy have indicated their intent to be the first in the Permian Basin to deploy ProPetro’s new electrically powered DuraStim® fleets designed and manufactured by AFGlobal. ProPetro anticipates that the fleets should provide significant benefits, including a substantial reduction in fleet footprint and manpower, while dramatically extending the equipment life and reducing maintenance costs. The fleets are also expected to deliver a reduction in fuel consumption and emissions.
During the fourth quarter of 2018, ProPetro successfully tested one of the DuraStim® pumps in the field alongside one of ProPetro’s existing conventional fleets. The Company currently expects to take delivery of the first DuraStim® fleet in the fourth quarter of 2019.
The revised agreement with AFGlobal amends and/or replaces previous contracts to purchase a total of six DuraStim® fleets, including four DuraStim® fleets that the Company committed to purchase in April 2019. Of approximately $24.5 million of amounts previously paid to AFGlobal, a significant majority has been applied to the purchase price of a third DuraStim® fleet, with the balance being utilized to acquire an option to purchase up to three additional fleets (in replacement of prior contracts for the fourth, fifth and sixth DuraStim® fleets). The contracts relating to the first two DuraStim® fleets remain in place and the pricing terms for the third DuraStim® fleet are consistent with those contracts.  The option is exercisable through December 31, 2020 but will be subject to reduction beginning after June 30, 2020, and if the option is exercised, the option payment will be applied equally to the purchase price of each additional fleet ordered.
ProPetro expects the first three fully deployed DuraStim® fleets to cost an aggregate of approximately $180 million (including auxiliary and mixing equipment and power generators), of which approximately $97 million has been spent to date and the remaining approximately $83 million is expected to be spent during the remainder of 2019. ProPetro currently expects that any option fleets it acquires will have a comparable aggregate purchase price, subject to adjustment for increases in AFGlobal’s major component costs, any design modifications and other market factors.
In addition to the DuraStim® fleet commitments, the Company has also purchased two TM2500 gas turbines from Baker Hughes, a GE company (“BHGE”) to power the first two DuraStim® fleets. In site conditions, each turbine generates 30 megawatts of power. ProPetro believes the BHGE design of the TM25000 to be one of the top solutions on the market for electric frac application due to its portability, high fuel efficiency, reduced emissions, compact footprint and first class operational and safety track records.
Dale Redman, ProPetro Chief Executive Officer, commented, “We believe the DuraStim® fleets represent the future of our industry and will drive down well costs for our customers while improving safety and the useful life of our equipment and reducing environmental impact. We are excited that XTO Energy and Diamondback Energy are positioned to be first movers in deploying this transformational technology in the Permian Basin, and we are confident that our long-term relationship with AFGlobal and BHGE will allow us to continue to meet our customers’ evolving needs. We believe the investments we are making, coupled with our customer-centric business model and industry leading growth and utilization, will continue to strengthen our earnings power over time and drive value for our shareholders.”
The DuraStim® Difference
Designed by AFGlobal’s Pressure Pumping Technologies group, the DuraStim® hydraulic fracturing pump, at 6,000 hydraulic horsepower (“HHP”), is designed to offer the equivalent of three times the effective horsepower of a conventional frac unit, while operating at approximately 10% of the cyclic rate. Each DuraStim® fleet consists of 36,000 HHP and related power equipment. Upon deployment, we expect the DuraStim® pump will offer many advantages, including a substantial reduction in fleet footprint and manpower, while dramatically extending equipment life and reducing maintenance costs. This novel system, when coupled with an electric drive, is also expected to deliver a reduction in fuel consumption and emissions.
About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information, visit www.propetroservices.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including with respect to the business prospects of ProPetro, the expected benefits of DuraStim® fleet technology, and the anticipated use of DuraStim® fleets by ProPetro’s customers, are subject to a number of risks and uncertainties that may cause ProPetro's actual results in future periods to differ materially from the forward-looking statements. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. ProPetro undertakes no duty to publicly update these statements except as required by law
ProPetro Holding Corp
Sam Sledge, 432-688-0012
Director of Investor Relations
sam.sledge@propetroservices.com